Kohl's Corporation Reports Third Quarter Financial Results

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--November 14, 2013-- Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the quarter and year-to-date period ended November 2, 2013.

	Quarter			Year to Date
($ in millions)	2013	2012	Change	2013	2012	Change
Sales	$4,444	$4,490	(1.0)%	$12,932	$12,937	—%
Comparable store sales	(1.6)%	1.1%	-	(0.9)%	(0.5)%	-
Net income	$177	$215	(18)%	$555	$609	(9)%
Diluted earnings per share	$0.81	$0.91	(11)%	$2.51	$2.54	(1)%

Kevin Mansell, Kohl's chairman, president and chief executive officer, said, “As we enter the Holiday season, we believe we are well-positioned from a merchandise content and inventory perspective to gain market share.  We have increased our marketing spending and improved its impact and reach in order to drive higher traffic to our stores and on-line.  Our customer will find the perfect gift for everyone on her shopping list at Kohl's and will be excited by the value she receives in both our only-at-Kohl's and national brands."

Dividend
On November 13, 2013, Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.35 per share. The dividend is payable December 24, 2013 to shareholders of record at the close of business on December 11, 2013.

Store Update
Kohl’s ended the quarter with 1,158 stores in 49 states, compared with 1,146 stores at the same time last year. The Company opened three new stores during the third quarter and nine new stores during the first quarter of 2013. Additionally, the Company remodeled 30 stores in 2013.

Earnings Guidance
The Company provided initial guidance for the fiscal quarter ending February 1, 2014 of $1.59 to $1.74 per diluted share. The guidance is based on total sales declines of 2 to 4 percent and comparable store sales declines of 0 to 2 percent. The Company also updated its annual earnings per share guidance from $4.15 - $4.35 to $4.08 to $4.23. The Company also announced that it will provide only annual guidance beginning in Fiscal 2014.

Third Quarter 2013 Earnings Conference Call
Kohl's will host its quarterly earnings conference call at 8:30 am ET on November 14, 2013. The phone number for the conference call is (706) 902-0486. Replays of the call will be available for 30 days by dialing (855) 859-2056 or (404) 537-3406.  The conference ID for both the live call and the replay is 24984194. The conference call and replays are also accessible via the Company's web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm.

Cautionary Statement Regarding Forward-Looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted sales and earnings. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's
Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl’s operates 1,158 stores in 49 states. In support of the communities it serves, Kohl’s has raised more than $231 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, join the discussion on Facebook (http://www.facebook.com/kohls) or Twitter (http://twitter.com/Kohls) or get inspired on Pinterest (http://pinterest.com/kohls/) and Instagram (http://instagram.com/kohls).

Contacts
Investor Relations:
Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893
Joanne Crevoiserat, Executive Vice President - Finance, (262) 703-2945

Media:
Kristen Cunningham, Manager - Public Relations, (262) 703-7863

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Net sales	$4,444	$4,490	$12,932	$12,937
Cost of merchandise sold	2,778	2,778	8,063	8,059

Gross margin	1,666	1,712	4,869	4,878

Operating expenses:
Selling, general, and administrative	1,073	1,077	3,071	3,055
Depreciation and amortization	228	210	665	620

Operating income	365	425	1,133	1,203

Interest expense, net	84	80	251	243

Income before income taxes	281	345	882	960
Provision for income taxes	104	130	327	351

Net income	$177	$215	$555	$609

Basic net income per share	$0.82	$0.92	$2.53	$2.56
Average number of shares	216	233	219	238

Diluted net income per share	$0.81	$0.91	$2.51	$2.54
Average number of shares	218	235	221	240

As a percent of net sales:
Gross margin	37.5%	38.1%	37.7%	37.7%
Selling, general and
administrative expenses	24.1%	24.0%	23.7%	23.6%
Operating income	8.2%	9.5%	8.8%	9.3%
Net income	4.0%	4.8%	4.3%	4.7%

KOHL'S CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions)
(Unaudited)

	November 2, 2013	October 27, 2012
Assets
Current assets:
Cash and cash equivalents	$598	$550
Merchandise inventories	4,959	4,851
Deferred income taxes	147	124
Other	283	281

Total current assets	5,987	5,806

Property and equipment, net	8,925	9,009
Long-term investments	57	90
Other assets	276	256

Total assets	$15,245	$15,161

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,261	$2,429
Accrued liabilities	1,198	1,127
Income taxes payable	41	48
Current portion of capital lease
and financing obligations	141	100

Total current liabilities	3,641	3,704

Long-term debt	2,792	2,492
Capital lease and financing obligations	1,950	1,986
Deferred income taxes	390	395
Other long-term liabilities	548	478
Shareholders' equity	5,924	6,106

Total liabilities and shareholders' equity	$15,245	$15,161

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions)
(Unaudited)

	Nine Months Ended
	November 2, 2013	October 27, 2012
Operating activities
Net income	$555	$609
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	665	620
Share-based compensation	41	37
Excess tax benefits from share-based compensation	(3)	(3)
Deferred income taxes	(1)	(46)
Other non-cash revenues and expenses	30	26
Changes in operating assets and liabilities:
Merchandise inventories	(1,204)	(1,628)
Other current and long-term assets	11	30
Accounts payable	954	1,196
Accrued and other long-term liabilities	79	(47)
Income taxes	(113)	(91)

Net cash provided by operating activities	1,014	703

Investing activities
Acquisition of property and equipment	(465)	(641)
Sales of investments in auction rate securities	1	68
Other	13	5

Net cash used in investing activities	(451)	(568)

Financing activities
Treasury stock purchases	(562)	(883)
Dividends paid	(229)	(227)
Proceeds from issuance of debt	300	350
Proceeds from financing obligations	—	7
Capital lease and financing obligation payments	(87)	(87)
Proceeds from stock option exercises	77	50
Excess tax benefits from share-based compensation	3	3
Deferred financing costs	(4)	(3)

Net cash used in financing activities	(502)	(790)

Net increase (decrease) in cash and cash equivalents	61	(655)
Cash and cash equivalents at beginning of period	537	1,205

Cash and cash equivalents at end of period	$598	$550